701 Evans Avenue
		telephone:	(416) 626-6000
	8th Floor	facsimile:	(416) 626-8650
	Toronto, Ontario Canada	email:	info@mscm.ca
	M9C 1A3	website:	www.mscm.ca

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Form S1 amendment No 7 of our report dated March 25, 2009 on our audits of the consolidated balance sheets of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 2008 and 2007 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts”.

Chartered Accountants

/s/ MSCM LLP

Toronto, Canada
July 29, 2009